CORNERSTONE HEALTHCARE PARTNERS LLC

a Delaware limited liability company

OPERATING AGREEMENT

June 11, 2012

TABLE OF CONTENTS

Article I DEFINITIONS		1

Article II FORMATION OF THE COMPANY		4
2.01	Formation	4
2.02	Name	4
2.03	Registered Office and Registered Agent	4
2.04	Foreign Qualification	5
2.05	Term	5
2.06	Purposes	5
2.07	No State Law Partnership	5
2.08	Partnership Classification	5

Article III MEMBERS		5
3.01	Initial Members	5
3.02	Membership Units & Member Voting Rights	5
3.03	Certificates of Units	5
3.04	Additional Members	6
3.05	Liability of Members	6
3.06	Indemnification	6
3.07	Representations and Warranties	6
3.08	Withdrawal	7
3.09	Loans by or to Members	7
3.10	No Exclusive Duty to Company	7

Article IV CAPITAL CONTRIBUTIONS		7
4.01	Initial Capital Contributions	7
4.02	Additional Capital Contributions	7
4.03	Failure to Pay Capital Contributions	7
4.04	Interest on Capital Contributions	8
4.05	Limitation on Member’s Deficit Make-Up	8
4.06	Capital Accounts.	8

Article V ALLOCATIONS		9
5.01	Profits and Losses	9
5.02	Limitations on Losses and Profit Chargeback.	9
5.03	Qualified Income Offset.	9
5.04	Nonrecourse Deductions; Minimum Gain; Minimum Gain Chargeback.	10
5.05	Nonrecourse Debt of the Company Where a Member Bears the Economic Risk of Loss.	10
5.06	Tax Allocations: Code Section 704(c).	11
5.07	Other Allocation Rules.	11
5.08	Construction.	12

Article VI DISTRIBUTIONS		12
6.01	Distributions	12

6.02	Amounts Withheld	12
6.03	Limitation on Distributions	12

Article VII MEETING OF MEMBERS		13
7.01	Annual Meeting	13
7.02	Special Meetings	13
7.03	Place of Meetings	13
7.04	Notice of Meetings	13
7.05	Meeting of All Members	13
7.06	Record Date	13
7.07	Quorum	13
7.08	Manner of Acting	14
7.09	Proxies	14
7.10	Action by Members Without a Meeting	14
7.11	Waiver of Notice	14

Article VIII RIGHTS DUTIES AND POWERS OF MANAGER		14
8.01	Management.	14
8.02	Number, Tenure, and Qualifications	15
8.03	Limitations on Powers of Manager	15
8.04	Liability for Certain Acts	16
8.05	No Exclusive Duty to Company	16
8.06	Delegation of Authority	16
8.07	Bank Accounts	17
8.08	Indemnity of the Manager, Employees, and Other Agents	17
8.09	Resignation	17
8.10	Removal	17
8.11	Vacancies	17
8.12	Compensation of the Manager	17
8.13	Contracting with Affiliates	18

Article IX TRANSFER OF MEMBER’S UNITS AND DISASSOCIATION		18
9.01	Assignment and Transfer.	18
9.02	Disassociation	18
9.03	Restraining Order	19

Article X DISSOLUTION AND LIQUIDATION		19
10.01	Dissolution	19
10.02	Liquidation	19
10.03	Compliance With Timing Requirements of Regulations	20

Article XI BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS		20
11.01	Books and Records	20
11.02	Fiscal Year and Method of Accounting	21
11.03	Reports and Statements.	21
11.04	Tax Elections.	21
11.05	Tax Matters Partner	22

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Article XII MISCELLANEOUS		22
12.01	Amendments	22
12.02	Bank Accounts	22
12.03	Binding Effect	22
12.04	Rules of Construction	22
12.05	Parties Entered Agreement Voluntarily	22
12.06	Choice of Law and Severability	22
12.07	Counterparts	22
12.08	Entire Agreement	23
12.09	Last Day for Performance Other Than a Business Day	23
12.10	Notices	23
12.11	Title to Property; No Partition	23
12.12	Resolutions of Disputes	23
12.13	Creditors	23
12.14	Execution of Additional Instruments	23
12.15	Waivers	23
12.16	Rights and Remedies Cumulative	24

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CORNERSTONE HEALTHCARE PARTNERS LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) is effective as of June 11, 2012, and is executed by the undersigned parties (each individually, a “Member” and collectively, the “Members”).

WITNESSETH:

WHEREAS, the Members have formed a limited liability company known as CORNERSTONE HEALTHCARE PARTNERS LLC (the “Company”), by filing a Certificate of Formation (the “Certificate”) pursuant to the Delaware Limited Liability Company Act (the “Act”); and

WHEREAS, the parties hereto desire to set forth in full all of the terms and conditions of their agreements and respective rights and obligations in this Operating Agreement (hereinafter, the “Agreement”);

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

1.01         “Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18 of the Delaware Code and any successor provisions or acts thereto.

1.02         “Affiliate” means any of the following Persons or Entities: (a) any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; (b) any Person owning any interest in the Person in question; (c) any officer, director, employee, or partner of the Person in question; and (d) if the Person in question or any partner of the Person in question is an officer, director, or partner, any company for which such Person in question or any partner of the Person acts in any such capacity.

1.03         “Agreement” means this Operating Agreement and any amendments hereto.

1.04         “Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which federally chartered banks are generally closed for business.

1.05         “Capital Account” means the separate account maintained for each Member pursuant to Section 4.06 hereof.

1.06         “Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

1.07         “Code” means the Internal Revenue Code of 1986, and any successor provisions or codes thereto.

1.08         “Company” means CORNERSTONE HEALTHCARE PARTNERS LLC, a Delaware limited liability company.

1.09         “Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Value using any reasonable method selected by the Manager.

1.10         “Economic Interest” means the share of a Member or of an Economic Interest Owner in one or more of Profits, Losses, and distributions of the Company’s assets pursuant to this Agreement and/or the Act, but it shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision of the Members or the Manager.

1.11         “Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

1.12         “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

1.13         “Majority” means greater than fifty percent (50%).

1.14         “Manager” or “Managers” means each Manager of the Company chosen as provided in Article VIII hereof.

1.15         “Member” shall mean each of the parties who executes this Agreement or a counterpart hereof and owns one or more Units, and each of the parties who may hereafter become a Member of the Company according to the terms of this Agreement.

1.16          “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest and, if applicable, the right to participate in the management of the business and affairs of the Company (including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and/or the Act).

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1.17         “Net Cash from Operations” means the gross cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Operating Expenses, all as determined by the Manager. “Net Cash from Operations” shall not be reduced by depreciation, amortization of intangible assets, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

1.18         “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

1.19         “Operating Expenses” shall mean the Company’s expenses (including compensation of the Manager), debt payments, and costs of capital improvements, replacements, and contingencies.

1.20         “Profits and Losses” means, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)          Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

(d)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period hereof; and

(e)          Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Article V of this Agreement shall not be taken into account in computing Profits or Losses.

1.21          “Transfer” means, with respect to a Unit, to sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer ownership or control of all, any part of, or any interest in the Unit, whether voluntarily or involuntarily; provided, however, that the term “Transfer” does not include a pledge of the Units to a financial institution solely as security for indebtedness; provided, further, that in the case of such a pledge of a Unit to a financial institution, the term “Transfer” includes any action (including, without limitation, an action in foreclosure) that is taken by the secured party in order to transfer any interest in the Unit from the pledgor in connection with the enforcement of the security interest in the Unit after an event of default under the security agreement.

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1.22         “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations, and any references to Temporary Regulations shall be deemed also to refer to any corresponding provisions of final Treasury Regulations.

1.23         “Units” means one or more Units authorized and issued by the Company, representing an ownership interest in the Company and rights as specifically described in this Agreement.

1.24         “Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

(b)          The Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (1) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (3) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

(c)          If the Value of an asset has been determined or adjusted pursuant to (a) or (b) above, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Article II
FORMATION OF THE COMPANY

2.01         Formation. The Company was organized as a Delaware limited liability company by filing the Certificate with the Delaware Secretary of State on June 11, 2012 in accordance with and pursuant to the Act.

2.02         Name. The name of the Company is CORNERSTONE HEALTHCARE PARTNERS LLC.

2.03         Registered Office and Registered Agent. The name of the initial registered agent and the address of the initial registered office of the Company are set forth in the Certificate. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act. The Company may locate its principal place of business at such place or places as it shall deem desirable. The location of its principal place of business may or may not be the same as the registered office and may or may not be in the State of Delaware.

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2.04         Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Manager, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.05         Term. The Company’s term shall continue until terminated by operation of law or by some provision of this Agreement.

2.06         Purposes. The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.

2.07         No State Law Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes, but shall not be operated or treated as a “partnership” for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code.

2.08         Partnership Classification. The Members hereby agree that the Company shall not be operated as an “association” taxed as a corporation under the Code and that no election shall be made under the Treasury Regulations by the Members, the Manager, or any officer to treat the Company as an “association” taxable as a corporation without the prior unanimous written consent of the Members.

Article III
MEMBERS

3.01         Initial Members. The names and business addresses of the initial Members of the Company and the number of Units to be issued to each such Member are set forth on Exhibit A attached hereto.

3.02         Membership Units & Member Voting Rights. The Company is authorized to issue one (1) class of Units. Each outstanding Unit shall be entitled to one vote upon each matter submitted to a vote at a meeting of the Members. Except as otherwise required by this Agreement or by the Act, a matter submitted to a vote of the Members shall be deemed approved if Members holding a Majority of the outstanding Units vote in favor of the matter.

3.03         Certificates of Units. Certificates representing ownership of the Units may be executed and delivered by the Manager or other designated officer of the Company on behalf of the Company and the form of any such certificates shall be as determined by the Members. Notwithstanding the foregoing, if certificates are executed and delivered by the Company, such certificates shall be in the name of the Company and shall set forth the name of the Member and the number of Units owned or held by each such Member. All certificates shall be consecutively numbered or otherwise identified. All certificates for the Units, whenever and to whomever issued, shall be endorsed on the reverse thereof with a legend reading substantially as follows:

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“ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE, OR ANY OTHER DISPOSITION OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF AN OPERATING AGREEMENT, DATED AS OF JUNE 11, 2012. A COPY OF SUCH AGREEMENT AND OF ALL AMENDMENTS OR SUPPLEMENTS THERETO IS ON FILE IN THE PRINCIPAL OFFICE OF THE COMPANY. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF SAID AGREEMENT AND ALL AMENDMENTS OR SUPPLEMENTS THERETO.”

3.04        Additional Members. The Company may not issue additional Units, or admit any other Person as an additional Member, without the consent of all of the Members. No Person shall be admitted as a Member of the Company until such Person has agreed in writing to become bound by and a party to this Agreement. No new Member shall be entitled to any retroactive allocation of Profits or Losses. The Manager may, at its option, at the time a Member is admitted, close the Company books (as though the Company’s taxable year had ended) or make pro rata allocations of Profits and Losses to a new Member for that portion of the Company’s taxable year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

3.05        Liability of Members. No Member shall be personally liable for any debt, obligation or liability of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or Manager for liabilities of the Company.

3.06        Indemnification. The Company shall indemnify the Members for all costs, losses, liabilities, and damages paid or accrued by such Member in connection with the business of the Company to the fullest extent provided or allowed by the Act.

3.07        Representations and Warranties. Each Member hereby represents and warrants to the Company and to each other Member that: (a) the Member is acquiring the Member’s interest in the Company for the Member’s own account as an investment; (b) the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements; and (c) the Member agrees to the terms of the Agreement and to perform the Member’s obligations hereunder.

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3.08         Withdrawal. Except as otherwise provided in this Agreement, no Member shall be entitled to (a) voluntarily withdraw from the Company, (b) withdraw any part of his or her Capital Contribution from the Company, (c) demand return of his or her Capital Contribution, or (d) receive property other than cash in return for his or her Capital Contribution.

3.09         Loans by or to Members. No provision of this Agreement shall be construed so as to prevent a Member from making secured or unsecured loans to the Company on arm’s-length terms or guaranteeing any loan or debt of the Company, except that no Member shall make any loan to the Company without the prior consent or approval of all of the Members. The Company shall not make any loans to any Member or to any Affiliate of a Member without the prior consent or approval of all of the Members. Any loan hereunder shall not increase the Member’s Capital Contribution or entitle the Member to an increased share of the Company’s Cash Distribution (other than repayment of the loan).

3.10         No Exclusive Duty to Company. No Member shall be required to devote its full energy, time, and skill to the Company as its sole and exclusive occupation, and each Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any other Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Member or in the income or proceeds derived therefrom.

Article IV
CAPITAL CONTRIBUTIONS

4.01         Initial Capital Contributions. Each Member shall pay to the Company, as such Member’s initial Capital Contributions, the amount set forth opposite such Member’s name on Exhibit A.

4.02         Additional Capital Contributions. From time to time, as deemed necessary by the Manager, and approved by the Members holding a Majority of the Units, the Company shall call for additional Capital Contributions and give written notice thereof to the Members (each, a “Capital Call”). The total amount of each Capital Call shall equal the amount reasonably determined by the Manager as being necessary for the Company to pay the Operating Expenses then due or soon becoming due, first taking into account available cash proceeds from operations and established reserves. Within thirty (30) days of the date of a Capital Call, the Members shall pay to the Company, pro rata according to their ownership of Units, as additional Capital Contributions, a total amount equal to the Capital Call.

4.03         Failure to Pay Capital Contributions. In addition to any other remedies available under this Agreement, the Act, or any other applicable law, if a Member fails to pay when due all or any part of such Member’s portion of any Capital Contribution according to this Article IV, the Manager may request the nondefaulting Members to pay the unpaid amount of the defaulting Member’s Capital Contribution (the “Unpaid Contribution”). To the extent the Unpaid Contribution is contributed by any other Member, the defaulting Member’s ownership of Units shall be reduced and the Units of each Member who makes up the Unpaid Contribution shall be increased, so that each Member owns that number of Units equal to the product of the total number of outstanding Units multiplied by a fraction, the number of which is that Member’s total Capital Contributions and the denominator of which is the total Capital Contributions of all Members. The Manager shall amend Exhibit A accordingly and issue new Unit certificates, if necessary.

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4.04        Interest on Capital Contributions. Capital Contributions to the Company shall not earn interest.

4.05        Limitation on Member’s Deficit Make-Up. The Members shall have no obligation to restore any deficit in their Capital Accounts, except as specifically provided by this Agreement.

4.06        Capital Accounts.

(a)          Maintenance of Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Member on the books and records of the Company in accordance with the Code and the Treasury Regulations.

(1)         Increase. To each Member’s Capital Account there shall be added the amount of any cash and the Value of any property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume, or take subject to, under Code Section 752), such Member’s distributive share of Profits, any other items in the nature of income or gain that are allocated pursuant to Article V hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

(2)         Decrease. From each Member’s Capital Account there shall be deducted the amount of cash and the Value of any Company property (net of liabilities secured by the property that the Member is considered to assume, or take subject, under Code Section 752) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, any other items in the nature of expenses or losses that are specially allocated pursuant to Article V hereof, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b)          Transfers. In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c)          Revaluation. In the event the Values of the Company assets are adjusted pursuant to the definition of the term “Value” in Article I hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Members in accordance with Article V hereof.

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(d)          Interpretation. The manner in which Capital Accounts are to be maintained pursuant to this Section 4.06 is intended to and shall be construed so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Article V
ALLOCATIONS

5.01        Profits and Losses. Except as otherwise provided in Sections 5.02, 5.03, 5.04, 5.05, 5.06 and 5.07 hereof, Profits and Losses shall be allocated among the Members in proportion to the number of Units owned by the Members as of the first day of the Company’s taxable year. If the number of Units owned by any Member changes during any taxable year of the Company, each Member’s distributive share of Profits and Losses for such year shall be determined by using any permissible method chosen by the Manager that is provided for in Code Section 706 and the Treasury Regulations issued thereunder.

5.02        Limitations on Losses and Profit Chargeback.

(a)          Allocation of Losses. To the extent the allocation of any Losses to a Member would cause the Member to have an adjusted capital account deficit at the end of any fiscal year of the Company, then such Losses shall not be allocated to such Member, but rather shall be specially allocated to other Members having positive capital account balances in proportion to such positive balances.

(b)          Profit Chargeback. To the extent any Losses have been specially allocated to one or more Members in accordance with subparagraph (a) of this Section 5.02, then Profits shall thereafter first be specially allocated to such Members in proportion to the cumulative amount of Losses previously allocated to such Members until the cumulative amount of Profits allocated to such Members under this subparagraph (b) equals the cumulative amount of Losses previously allocated to such Members under such subparagraph (a).

5.03        Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, then items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income and gain) shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance (but only to the extent such deficit balance exceeds the sum of the Member’s share of Company Minimum Gain and the amount of any deficiency that such Member is required to restore in its Capital Account upon the liquidation of the Company) in its Capital Account created by such adjustment, allocation, or distribution as quickly as possible to the extent required by the Treasury Regulations promulgated under Code Section 704. Any special allocations of items of income or gain pursuant to this Section 5.03 shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article V, so that the net amount of any items so allocated and the Profits, Losses, and other items allocated to each Member pursuant to this Article V shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article V if such unexpected adjustment, allocation, or distribution had not occurred.

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5.04        Nonrecourse Deductions; Minimum Gain; Minimum Gain Chargeback.

(a)          Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated pro rata to each Member in accordance with such Members’ proportionate interest in the Profits and Losses of the Company as set forth in Section 5.01.

(b)          Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a fiscal year of the Company, then each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in accordance with Section 1.704-2(f) of the Treasury Regulations.

(c)          Definitions. For purposes of this Agreement:

(1)         Nonrecourse Deductions. “Nonrecourse Deductions” shall be determined in accordance with and have the meaning ascribed to such term by Sections 1.704-2(b)(1) and -2(c) of the Treasury Regulations.

(2)         Member’s Share of Company Minimum Gain. A Member’s share of Company Minimum Gain shall be determined in accordance with and have the meaning ascribed to such term by Section 1.704-2(g) of the Treasury Regulations.

5.05        Nonrecourse Debt of the Company Where a Member Bears the Economic Risk of Loss.

(a)          General Allocation. Any item of loss, deduction, or expenditure described in Code Section 705(a)(2)(B) that is attributable to a Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt, in accordance with this Section 5.05.

(b)          Determination of Member Nonrecourse Deduction. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt shall be determined in accordance with Section 1.704-2(i) of the Treasury Regulations.

(c)          Chargeback of Items of Income and Gain. If there is a net decrease during a fiscal year of the Company in the Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such debt at the beginning of such year shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain.

(d)          Member’s Share of Minimum Gain Attributable to Member Nonrecourse Debt. A Member’s share of Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt shall be determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations.

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(e)          Definitions. For purposes of this Agreement:

(1)         Member Nonrecourse Debt. “Member Nonrecourse Debt” means any Nonrecourse Debt of the Company for which any Member (or related person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the Economic Risk of Loss.

(2)         Nonrecourse Debt. “Nonrecourse Debt” shall have the meaning ascribed to such term by Section 1.752-1(a)(2) of the Treasury Regulations.

(3)         Economic Risk of Loss. The determination of whether a Member bears the “Economic Risk of Loss” with respect to any liability of the Company shall be made in accordance with Section 1.752-2 of the Treasury Regulations.

(4)         Member Nonrecourse Debt Minimum Gain. “Member Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to such term by Section 1.704-2(i) of the Treasury Regulations.

5.06        Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Value (computed in accordance with Part (a) of the definition of the term “Value” in Article I hereof); using the “Traditional Method” of making Code Section 704(c) allocations. In the event the Value of any Company property is adjusted pursuant to Part (b) of the definition of the term “Value” in Article I hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.06 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, or other items, or distributions pursuant to any provision of this Agreement.

5.07        Other Allocation Rules.

(a)          Allocations Upon the Admission of Additional Members. In the event additional Members are admitted to the Company pursuant to Section 3.02 hereof on different dates during any fiscal year, the Profits (or Losses) allocated to the Members for each such fiscal year shall be allocated among the Members in proportion to the interest in the Company each holds from time to time during such fiscal years in accordance with Code Section 706, using any convention permitted by law and selected by the Board of Managers.

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(b)          Items Not Specifically Dealt With. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided by allocating such items to each Member in accordance with such Member’s percentages in the Profits and Losses of the Company as set forth in Section 5.01.

(c)          Allocations Within Periods. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Treasury regulations thereunder.

(d)          Allocations Binding on Members. The Members are aware that they are subject to income tax on their share of the Profits and Losses of the Company and they hereby agree to be bound by the provisions of this Article V in reporting their percentage of Company income and loss for income tax purposes.

5.08        Construction. The provisions of this Article V (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations issued under Code Section 704, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

Article VI
DISTRIBUTIONS

6.01        Distributions. Net Cash from Operations shall be distributed to the Members monthly in the following order:

(a)          First, in proportion to the remaining balance of Capital Contributions which were paid by each Member and not returned to such Member, until the cumulative amount of Capital Contributions paid by each Member has been returned to such Member; then

(b)          Second, in proportion to the Units held by the Members.

6.02        Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

6.03        Limitation on Distributions. Notwithstanding any other provision contained herein to the contrary, no distributions may be declared and made if, after giving effect to such distributions, any of the following would occur: (a) the Company would not be able to pay its debts as they become due in the usual course of business; (b) the Company’s total assets would be less than its total liabilities; (c) such distribution would otherwise be in violation of the Act or (d) the distribution exceeds a Member’s Capital Account, if other Members have a positive Capital Account.

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Article VII
MEETING OF MEMBERS

7.01         Annual Meeting. Annual meetings of the Members shall be held at such time as shall be determined by resolution of all of the Members, for the purpose of the transaction of such business as may come before the meeting.

7.02         Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Manager.

7.03         Place of Meetings. The Manager may designate any place as the place of meeting for any meeting of the Members. If no such designation is made and the Members do not agree on another location, then the place of meeting shall be the principal executive office of the Company. Meetings may be held telephonically.

7.04         Notice of Meetings. Except as provided in Section 7.05 hereof, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than five (5) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Member(s) calling the meeting, to each Member required or permitted to vote on any matter expected to be addressed at such meeting. If mailed, the notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States mail, addressed to the Member at the address of the Member as it appears on the books of the Company, with postage thereon prepaid.

7.05         Meeting of All Members. If all of the Members required or permitted to vote on a matter shall meet at any time and place, and consent to the holding of a meeting at that time and place, then the meeting shall be valid without call or notice, and at the meeting any lawful action may be taken with respect to such matter. Such meetings may be held telephonically.

7.06         Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjournment of the meeting.

7.07         Quorum. A quorum of the Members shall be required at every meeting of the Members. Members holding at least a Majority of the Units, represented in person or by proxy, at any meeting of Members shall constitute a quorum of the Members. In the absence of a quorum at any meeting of Members, Members holding a Majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each Member of record. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

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7.08         Manner of Acting. If a quorum of Members is present at a meeting, the affirmative vote of the Members holding a Majority of the Units represented at such meeting shall be the act of the Members, except as otherwise required by the Act, by the Articles, or by this Agreement.

7.09         Proxies. At all meetings of Members, a Member entitled to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Manager before or at the time of the meeting. No proxy shall be valid after three (3) months from the date of its execution, unless otherwise provided in the proxy.

7.10         Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, and signed by all of the Members. All such consents shall be delivered to the Manager for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when the Members required hereby have signed the consent, unless the consent specifies a different effective date.

7.11         Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

Article VIII
RIGHTS DUTIES AND POWERS OF MANAGER

8.01        Management.

(a)          General Authority and Powers. The business and affairs of the Company shall be directed, managed, and controlled by the Manager. The Manager shall have full and complete authority, power, and discretion to, and shall, manage, direct, and control the business, affairs, and properties of the Company, make all decisions regarding the same, and perform any and all acts or activities customary or incident to the Company’s business, all without obtaining the consent of the Members, except as required by Section 8.03 hereof and as required by nonwaivable provisions of applicable law. Unless authorized to do so by this Agreement or by the Manager, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. No Member shall have any power or authority to bind the Company and no Member shall purport to speak for or act on behalf of the Company, unless such Member has been authorized by the Manager to act as an agent of the Company and then only in accordance with such authorization.

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(b)          Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Manager or any officer of the Company in taking any action that is in the name of the Company without inquiry into the provisions of this Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Manager or any officer of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Manager and the Company.

8.02        Number, Tenure, and Qualifications. The Company shall have one Manager. The Manager shall so serve until its resignation or removal. The Manager need not be a resident of the State of Delaware or a Member of the Company. The initial Manager of the Company shall be CORNERSTONE CORE PROPERTIES REIT, INC.

8.03        Limitations on Powers of Manager. Notwithstanding any other provision of this Agreement, the Manager shall have no authority to take any of the following actions on behalf of the Company without obtaining the written consent of all of the Members (which consent will be deemed given by a Member if such Member fails to respond to a request for such consent hereof within thirty (30) days after receipt of such a request):

(a)          Sell, finance, convey, assign, transfer or otherwise dispose of or refinance all or a substantial portion of the assets of the Company;

(b)          Enter into any merger or consolidation of the Company with or into any other business entity;

(c)          Change the name of the Company, or the location of its principal office to a location outside the state of its current location;

(d)          Amend or cancel the Certificate of Formation of the Company or change the state of organization of the Company;

(e)          Admit a new Member;

(f)          Add an additional Manager;

(g)          Incur any lease (as lessee), conveyance, mortgage or other indebtedness not included in any budget approved by the Members holding a Majority of the Units in excess of $10,000.00 in principal amount in the aggregate or requiring aggregate payments by the Company in excess of $20,000.00 in any year;

(h)          Make a loan on behalf of the Company, except for the extension of credit to customers for the purchase of goods or services of the Company in the ordinary course of business of the Company, or cause the Company to guarantee the obligations of another Person;

(i)          Incur or enter into any lease, conveyance, mortgage or other agreement or indebtedness on behalf of the Company which requires the personal guarantee of any Member or any Affiliate of any Member;

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(j)          Settle any claims or lawsuits against the Company (other than negligence cases covered by insurance) or commence or overtly threaten any lawsuit or other legal action on behalf of the Company against a third party;

(k)          Do any act which is in contravention of this Agreement or any other agreement to which the Company is a party;

(l)          Do any act which would make it impossible to carry on the ordinary business of the Company;

(m)        Make an election or take any action that would cause the Company to be treated for federal income purposes as an association taxable as a corporation; or

(n)          Except as permitted by this Agreement, take any action that would cause the dissolution of the Company.

8.04        Liability for Certain Acts. The Manager shall perform its managerial duties in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Manager.

8.05        No Exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function, and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or in the income or proceeds derived therefrom. If the Manager complies with the requirements of Section 8.04 hereof, the Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any such other business or venture.

8.06        Delegation of Authority. The Manager may, from time to time, delegate to one or more individuals such authority and duties as the Manager may deem advisable to carry out the day-to-day business of the Company and may enter into contracts with such individuals for such purpose. In addition, the Manager may, from time to time, assign titles (including, president, vice president, secretary and treasurer) to any such individuals selected by the Manager. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to this Section 8.06. Any number of titles may be held by the same individual. Any delegation pursuant to this Section 8.06 may be revoked at any time by the Manager. Persons so delegated under this Section 8.06 need not be residents of the State of Delaware or Members of the Company.

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8.07         Bank Accounts. The Manager may from time to time open, maintain, and close bank accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless all of the Members determine otherwise.

8.08         Indemnity of the Manager, Employees, and Other Agents. The Company shall, to the maximum extent provided by law, indemnify, defend, and hold harmless the Manager, to the extent of the Company’s assets, for, from, and against any liability, damage, cost, expense, loss, claim, or judgment incurred by the Manager arising out of any claim based upon acts performed or omitted to be performed by the Company, its Members, the Manager or any of its or their employees or agents in connection with the business of the Company acting in capacity as the Manager, including without limitation, attorneys’ fees and costs incurred by the Manager in settlement or defense of such claims. The Manager shall determine, in its sole discretion, whether and to what extent the Company will indemnify any employees or other agents of the Company. Notwithstanding the foregoing, no Manager, or employee or agent of the Company (each, an “Actor”) shall be so indemnified, defended, or held harmless for claims based upon acts or omissions in the breach of this Agreement or which constitute fraud, willful misconduct, or breach of a fiduciary duty to the Company or to the Members. Amounts incurred by an Actor in connection with any action or suit arising out of or in connection with Company affairs shall be reimbursed by the Company if such action or suit does arise in a matter for which indemnification is available under this Section 8.08 (provided that the Company shall in all events advance expenses of defense but only if the Actor undertakes in writing to repay the advanced funds to the Company if the Actor is finally determined by a court of competent jurisdiction to not be entitled to indemnification pursuant to the provisions of this Section 8.08).

8.09         Resignation. The Manager may resign at any time by giving written notice to the Members of the Company. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

8.10         Removal. The Manager may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority of the Units. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member. The Members other than any Member who serves as Manager may remove such Manager for cause in the event of a breach of such Manager of the terms of this Agreement, or in the event of the gross negligence or willful misconduct thereof in the performance of such Manager’s obligations hereunder.

8.11         Vacancies. If a Manager resigns or is removed, its successor shall be chosen by the affirmative vote of Members holding a Majority of the Units (excluding, in the event a Member is removed as Manager, the vote of such Member).

8.12         Compensation of the Manager. The Company shall pay the Manager, as compensation for the Manager’s services as such, such amounts with such frequency as shall be determined by consent of all of the Members. No Manager shall be prevented from receiving such compensation because it is also a Member of the Company.

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8.13         Contracting with Affiliates. The Manager is expressly authorized to contract with any Member or an Affiliate of any Member relating to the operation of the Company, provided only that the fees under any such contract are at market rates and the other terms are in all respects reasonable and fair to the Company.

Article IX
TRANSFER OF MEMBER’S UNITS
AND DISASSOCIATION

9.01        Assignment and Transfer.

(a)          Generally. Except as otherwise provided herein, the Members agree and covenant not to Transfer or permit to be Transferred all or any portion of the Units that they now own or hereafter acquire, except with the prior written consent of all of the Members.

(b)          No Membership. A Transfer of any Units in the Company entitles the Transferee of such Units to receive only the Economic Interest to which the Transferor of such Units in the Company would have otherwise been entitled. The Transferee obtains no right to vote or participate in the management of the business and affairs of the Company. Notwithstanding the foregoing, a Transferee shall be included within the term “Member” for all purposes of this Article IX, except for purposes of the rights of a Member to purchase Units of other Members/Transferees.

(c)          Membership. The Transferor remains a Member of the Company with all rights to vote and manage unless and until nontransferring Members owning a Majority of the outstanding Units in the Company (other than the Units held by the Transferor or the Transferee) consent, in their sole discretion, which can be unreasonably withheld, to make the Transferee a Member. A Member may not withdraw from the Company except with the consent of nonwithdrawing Members owning a Majority of the outstanding Units in the Company (other than the Units held by the Member seeking to withdraw). If a Member dies or transfers all of the Member’s Units during lifetime and any Transferee is not approved as a Member pursuant to this Section 9.01(c), the Units held by such Transferee under the terms of Section 9.01(c) hereof shall be voted for all purposes hereunder by the remaining Members in the same manner as and in proportion to the Units voted by such Members.

(d)          No Dissolution. A mere Transfer of a Unit or Units does not result in dissolution of the Company.

9.02        Disassociation. A person ceases to be a Member of the Company upon the occurrence of, and at the time of, any Event of Bankruptcy (as defined below), unless the Members unanimously consent to continue the person as a Member. For purposes of this Agreement, an “Event of Bankruptcy” shall mean the occurrence of any of the following events:

(a)          An assignment for the benefit of creditors;

(b)          The filing of a voluntary petition of bankruptcy;

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(c)          The adjudication of bankruptcy or insolvency or the entry of an order for relief in any bankruptcy or insolvency proceeding;

(d)          The filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(e)          Seeking, consenting to, or acquiescence to the appointment of a trustee for, receiver for, or liquidation of all or any substantial part of the property of the Shareholder; or

(f)          Any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation that continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator of all or any substantial part of the property thereof without agreement or acquiescence, which appointment is not vacated or stayed during the 120-day period, or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated.

9.03        Restraining Order. In the event that any Member shall at any time Transfer or attempt to Transfer its Units in violation of the provisions of this Agreement and any rights hereby granted, then the other Members and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer (including reimbursement by such Member of all fees and expenses incurred by the other Members and the Company in obtaining such decree or order), and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

Article X
DISSOLUTION AND LIQUIDATION

10.01      Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the happening of the first of the following:

(a)          The written consent of all of the Members;

(b)          The sale of all of the assets of the Company;

(c)          The Company being adjudicated insolvent or bankrupt; or

(d)          Entry of a decree of judicial dissolution.

10.02      Liquidation. Upon dissolution of the Company, the Manager shall liquidate the Company’s assets and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Company as follows:

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(a)          First, to the payment and discharge of all of the Company’s debts and liabilities to creditors of the Company other than the Members;

(b)          Second, to the payment and discharge of all of the Company’s debts and liabilities to creditors of the Company that are Members; and

(c)          Third, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations required by this Agreement for all periods.

10.03       Compliance With Timing Requirements of Regulations. In the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement; provided, however, that such trust may only be created if the Company has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

Article XI
BOOKS, REPORTS, ACCOUNTING,
AND TAX ELECTIONS

11.01       Books and Records. The Company shall maintain or cause to be maintained, at the Company’s principal place of business, complete and accurate books and records with respect to all Company business and transactions. Such books and records shall be at all times during normal business hours open to inspection by any Member upon reasonable advance notice. At a minimum, the Company shall keep the following books and records at the principal place of business of the Company: (a) a list of the full name(s) and last known business addresses of each current and former Member and Manager in alphabetical order, setting forth the date on which such person became a Member or Manager and the date, if applicable, on which the person ceased to be a Member or Manager; (b) a copy of the Certificate and all articles of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (c) a copy of all operating agreements and all amendments thereof, including any prior operating agreements no longer in effect; (d) copies of the Company’s federal, state, and local income tax returns and reports for the three (3) most recent years; (e) copies of any effective written Company agreements and of any financial statements of the Company for the three (3) most recent years; (f) all such other records as may be required by law; and (g) full and true books of account.

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11.02       Fiscal Year and Method of Accounting. The Company’s fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting for both tax and financial reporting purposes shall be the cash method.

11.03       Reports and Statements.

(a)          Annual Tax Reports. Within the first ninety (90) days following the end of each taxable year of the Company, the Company shall deliver to the Members the following information with respect to the just completed taxable year of the Company:

(1)         Preparation of Returns. Such information as shall be necessary for the preparation by the Members of their federal, state, and local income and other tax returns; and

(2)         Tax Information. A copy of all income tax and information returns to be filed by the Company for the preceding taxable year of the Company.

(b)          Annual Financial Reports. Within the first ninety (90) days following the end of each fiscal year of the Company, the Company shall deliver to the Members unaudited financial statements of the Company for the just completed fiscal year, prepared at the expense of the Company, which financial statements shall set forth, as of the end of and for the preceding fiscal year, the following:

(1)         A profit and loss statement and a balance sheet of the Company;

(2)         Members’ equity and changes in financial position;

(3)         The balances in the Capital Accounts of each Member; and

(4)         Such other information as, in the judgment of the Members, shall be reasonably necessary for the Members to be advised of the financial status and results of operations of the Company.

11.04       Tax Elections.

(a)          General. Upon the written consent of all of the Members, the Manager shall have the authority to make or revoke any elections on behalf of the Company for tax purposes.

(b)          Section 754 Election. In the event of a Transfer of all or part of the interest of a Member in the Company, at the request of the transferee, the Manager may, upon the written consent of all of the Members, cause the Company to elect, pursuant to Code Section 754, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Code Sections 734 and 743.

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11.05         Tax Matters Partner. The Member designated from time to time by consent of the Members holding a Majority of the Units shall be the “tax matters partner” of the Company, as provided in regulations pursuant to Code Section 6231, and shall perform such duties as are required or appropriate thereunder. The tax matters partner shall give to the other Members prompt written notice upon receipt of information that the Internal Revenue Service or any other taxing authority intends to examine any Company tax return or the books and records of the Company. The tax matters partner shall promptly furnish to the other Members copies of all notices or other written communications received by the tax matters partner from the Internal Revenue Service (except such notices or communications as are sent directly to the other Members by the Internal Revenue Service). The Manager shall be the initial tax matters partner.

Article XII
MISCELLANEOUS

12.01         Amendments. No amendment to this Agreement shall be effective or binding upon the Members unless the same shall have been approved by all of the Members.

12.02         Bank Accounts. Company funds shall be deposited in the name of the Company in accounts designated by the Manager and withdrawals shall be made only by persons duly authorized by the Manager.

12.03         Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of all the Members and, to the extent permitted by this Agreement, their legal representatives, heirs, successors, and permitted assigns.

12.04         Rules of Construction. The captions in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the subject may require. No provision of this Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

12.05         Parties Entered Agreement Voluntarily. The parties represent and agree that each of them fully understands this Agreement and all of the documents executed in connection herewith, that they are entering into this Agreement voluntarily, and that they have been represented by and relied upon the advice of counsel of their choice or hereby have waived the opportunity to seek individual counsel.

12.06         Choice of Law and Severability. This Agreement shall be construed in accordance with the internal laws of the State of Delaware. If, and to the extent that, any provision of this Agreement shall be contrary to the internal laws of the State of Delaware or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality or enforceability of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law.

12.07         Counterparts. This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

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12.08         Entire Agreement. This Agreement supersedes all prior negotiations, representations, understandings, and agreements among the Members with respect to its subject matter, and (together with the Certificate) constitutes a complete and exclusive statement of the terms of the agreement among the Members regarding the terms and operations of the Company.

12.09         Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day thereafter.

12.10         Notices. Except as otherwise provided in this Agreement, all notices or other communications under this Agreement shall be given in writing and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by facsimile transmission, (b) one (1) day after having been delivered, shipping charges prepaid, to a reputable national overnight air courier service, or (c) three (3) days after having been deposited, postage prepaid, in the mails as certified or registered matter addressed to the recipient’s most recent address as reflected in the Company’s records.

12.11         Title to Property; No Partition. All real and personal property owned by the Company shall be owned by it as an entity and no Member shall have any ownership interest in such property in its individual right or name, and each Member’s Units represented thereby shall be personal property.

12.12         Resolutions of Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement or the performance of the parties of its terms shall be referred to representatives of the parties for resolution between them, if possible. Such representatives may, if they so desire, consult outside experts for assistance in arriving at a resolution. Any such matter that is not resolved pursuant to the foregoing provisions or otherwise by agreement between the parties will be submitted for resolution by mediation. Any such matter that is not thereafter resolved by mediation shall be referred to and settled by binding arbitration. The arbitration will be held in Irvine, California, or at such other place as the parties shall mutually agree, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any award rendered shall be final and conclusive upon the parties, and a judgment may be entered in any court having jurisdiction. The costs and expenses of any such arbitration shall be charged equally among all participants in the arbitration proceedings.

12.13         Creditors. The provisions of this Agreement are not for the benefit of and may not be specifically enforced by any creditors of the Company or of any Member.

12.14         Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments as may be necessary to comply with any applicable laws, rules, or regulations.

12.15         Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

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12.16         Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement of CORNERSTONE HEALTHCARE PARTNERS LLC to be executed this 11th day of June, 2012.

MEMBERS:

CORNERSTONE OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: CORNERSTONE CORE PROPERTIES REIT, INC., a Maryland corporation, its general partner

By:	/s/ Don B. Saulic
Print:	Don B. Saulic
Title:	Specially Authorized Signatory

CORNERSTONE PRIVATE EQUITY FUND OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: CORNERSTONE HEALTHCARE REAL ESTATE FUND, INC., a Maryland corporation, its general partner

By:	/s/ Don B. Saulic
Print:	Don B. Saulic
Title:	Specially Authorized Signatory

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Exhibit A

Members & Initial Capital Contributions

Members	Initial Capital Contributions	Units
CORNERSTONE OPERATING PARTNERSHIP, LP		950

CORNERSTONE PRIVATE EQUITY FUND OPERATING PARTNERSHIP, LP		50

Totals:		1,000